FOR IMMEDIATE RELEASE:  Contact:          John M. Siebert, Ph.D.
                                          President and Chief Executive Officer
                                          CIMA LABS INC.
                                          (952) 947-8700

                                          David Feste
                                          Vice President of Finance and
                                          Chief Financial Officer
                                          CIMA LABS INC.
                                          (952) 947-8700


                CIMA LABS ANNOUNCES RECORD THIRD QUARTER RESULTS

EDEN PRAIRIE, MINNESOTA - OCTOBER 26, 2000 - CIMA LABS INC. (NASDAQ: CIMA) today announced record third quarter sales and earnings. During the third quarter, CIMA commenced manufacturing and shipping launch supplies of Remeron(R) SolTab(TM)to N.V. Organon.

Revenues for the third quarter of 2000 were $5.4 million compared to $4.2 million for the third quarter of 1999. Net income was $623,000 or $0.06 per basic and $0.05 per diluted share for the third quarter of 2000 compared to a net loss of $(181,000) or $(0.02) per basic and diluted share for the third quarter of 1999. Revenues for the first nine months of 2000 were $16.8 million compared to $9.2 million for the first nine months of 1999. Net income was $766,000 or $0.07 per basic and diluted share for the first nine months of 2000 compared to a net loss of $(1.4) million or $(0.14) per basic and diluted share for the first nine months of 1999. As previously announced, CIMA changed its revenue recognition policy in the second quarter of the current year with respect to licensing revenues in response to an SEC accounting bulletin issued in December of 1999. As a result, CIMA's 2000 operating results, specifically its product development fees and licensing revenues, are not directly comparable with its 1999 results.

Product sales were $3.2 million and $9.3 million for the three-month and nine-month periods ended September 30, 2000, respectively, compared to $2.0 million and $3.5 million for the comparable periods in 1999. Branded prescription product sales were $2.2 million and $2.6 million and over-the-counter product sales were $1.0 million and $6.7 million, respectively, for the three-month and nine-month periods ended September 30, 2000. The Company expects product sales in the fourth quarter to be comprised principally of branded prescription products.

Product development fees and licensing revenues were $2.0 million and $6.4 million for the three-month and nine-month periods ended September 30, 2000 compared to $2.0 million and $5.4 million for the comparable periods in 1999. Amortization of deferred revenue added $100,000 and $899,000 to licensing revenues for the three-month and nine-month periods ended September 30, 2000, respectively.

Royalties were $188,000 and $1.2 million for the three-month and nine-month periods ended September 30, 2000 compared to $172,000 and $366,000 for the comparable periods in 1999.



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Royalties from the European distribution of Zomig Rapimelt were lower than expected in the third quarter due to a delay in the launching the product in France, which has since occurred.

At September 30, 2000, CIMA had $12.3 million of cash, cash equivalents and available-for-sale securities and working capital of $18.0 million. CIMA repaid a $3.5 million unsecured, long-term loan to AstraZeneca in September and obtained a release from AstraZeneca of all further liabilities and obligations under the loan agreement.

CIMA develops and manufactures fast dissolve and enhanced-absorption drug delivery systems. OraSolv(R) and DuraSolv(TM), CIMA's proprietary drug delivery technologies, are oral dosage forms that dissolve quickly in the mouth without chewing or water. CIMA currently manufactures six commercial products incorporating these technologies. In addition, CIMA is developing several new drug delivery technologies, including sustained release versions of CIMA's fast dissolve systems and OraVescent, a transmucosal drug delivery system.

In connection with the adoption of the new SEC rules governing fair disclosure (Regulation FD), CIMA is adopting a policy of providing financial information and projections only through means that are designed to provide broad distribution of the information to the public. CIMA will continue its practice of meeting privately with investors, the media, investment analysts and others, but will refrain from making or updating projections or otherwise providing material non-public information during these meetings.

The information in this press release, including the information related to the Company's expectations about product introductions, FDA approvals and sources of future revenues, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from CIMA's assumptions and expectations. These factors include the receipt and timing of FDA approval for marketing of the products CIMA produces, consumer acceptance of the products CIMA produces and the success of pharmaceutical companies in marketing the products CIMA produces. Additional factors that may cause actual results to differ from CIMA's assumptions and expectations include those set forth under the heading "Risk Factors" in Amendment No. 1 to a Registration Statement on Form S-3 (No. 333-47558) filed by CIMA with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.


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                       CONDENSED STATEMENTS OF OPERATIONS
                        (in thousands, except per share)


                                                                    (Unaudited)                           (Unaudited)
                                                             For the Three Months Ended            For the Nine Months Ended
                                                         -----------------------------------  ------------------------------------
                                                            September 30,     September 30,      September 30,      September 30,
                                                               2000              1999               2000               1999
                                                         ----------------- -----------------  -----------------  -----------------
Revenues:
  Net sales                                                 $  3,195           $  2,031            $  9,291           $  3,464
  Product development fees and licensing                       1,984              2,005               6,375              5,388
  Royalties                                                      188                172               1,167                366
                                                            --------           --------            --------           --------
Total revenues                                                 5,367              4,208              16,833              9,218

Operating expenses:
  Cost of sales                                                2,693              2,488               9,418              5,456
  Research and product development                             1,268              1,217               3,485              3,044
   Sales, general and administrative                             996                682               2,845              2,125
                                                            --------           --------            --------           --------
Total operating expenses                                       4,957              4,387              15,748             10,625

Other income (expense)                                           213                 (2)                480                 42
                                                            --------           --------            --------           --------

Income (loss) before cumulative effect of a
  change in accounting principle                                 623               (181)              1,565             (1,365)
Cumulative effect of a change in accounting
  principle, net of income taxes                                   -                  -                (799)                 -
                                                            --------           --------            --------           --------

Net income (loss)                                           $    623           $   (181)           $    766           $ (1,365)
                                                            ========           ========            ========           ========

Net income (loss) per share:
  Basic
    Net income (loss) per share before cumulative
      effect of a change in accounting principle            $    .06           $   (.02)           $    .15           $   (.14)
    Net loss per share from cumulative
      effect of a change in accounting principle                 .00                .00                (.08)               .00
                                                            --------           --------            --------           --------
Net income (loss) per basic share                           $    .06           $   (.02)           $    .07           $   (.14)
                                                            ========           ========            ========           ========

  Diluted
    Net income (loss) per share before cumulative
      effect of a change in accounting principle            $    .05           $   (.02)           $    .13           $   (.14)
    Net loss per share from cumulative
      effect of a change in accounting principle                 .00                .00                (.06)               .00
                                                            --------           --------            --------           --------
Net income (loss) per diluted share                         $    .05           $   (.02)           $    .07           $   (.14)
                                                            ========           ========            ========           ========

Weighted average of number of shares:
  Basic                                                       10,896              9,615              10,552              9,612
  Diluted                                                     12,195              9,615              11,682              9,612



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                               BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                                         September 30,           December 31,
                                                              2000                  1999
                                                          (Unaudited)             (Audited)
                                                      --------------------- ---------------------

Cash, cash equivalents and available-for-
    sale securities                                       $  12,262             $    2,481
Working capital                                              18,033                  4,198
Total Assets                                                 35,215                 19,270
Long-term debt                                                  101                  3,510
Stockholders' Equity                                         32,773                 11,574
